Exhibit 99
NEWS
FOR IMMEDIATE RELEASE
Contacts:

Rachel Hill	Mark Nogal
Media Relations	Investor Relations
(847) 402-5600	(847) 402-2800

Allstate Announces August 2021 Catastrophe Losses

NORTHBROOK, Ill., September 16, 2021 – The Allstate Corporation (NYSE: ALL) today announced estimated catastrophe losses for the month of August of $876 million or $692 million, after-tax. Catastrophe losses for July and August totaled $1.1 billion, pre-tax.
Catastrophe losses in August comprised 11 events at an estimated cost of $843 million plus unfavorable prior period reserve reestimates. Hurricane Ida impacted 19 states with the majority of losses occurring in Louisiana, resulting in gross losses of approximately $1.4 billion. Net losses are estimated at $631 million, pre-tax ($498 million, after-tax), reflecting anticipated reinsurance recoveries under our Nationwide Excess Catastrophe Reinsurance Program, partially offset by reinstatement premiums.

Financial information, including material announcements about The Allstate Corporation, is routinely posted on www.allstateinvestors.com.

Forward-Looking Statements
This news release contains “forward-looking statements” that anticipate results based on our estimates, assumptions and plans that are subject to uncertainty. These statements are made subject to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements do not relate strictly to historical or current facts and may be identified by their use of words like “plans,” “seeks,” “expects,” “will,” “should,” “anticipates,” “estimates,” “intends,” “believes,” “likely,” “targets” and other words with similar meanings. We believe these statements are based on reasonable estimates, assumptions and plans. However, if the estimates, assumptions or plans underlying the forward-looking statements prove inaccurate or if other risks or uncertainties arise, actual results could differ materially from those communicated in these forward-looking statements. Factors that could cause actual results to differ materially from those expressed in, or implied by, the forward-looking statements may be found in our filings with the U.S. Securities and Exchange Commission, including the “Risk Factors” section in our most recent annual report on Form 10-K. Forward-looking statements are as of the date on which they are made, and we assume no obligation to update or revise any forward-looking statement.
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